Exhibit 10.51

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) THE COMPANY CUSTOMARILY TREATS THAT INFORMATION AS PRIVATE.

DATE ORIGINALLY PROVIDED TO EMPLOYEE: March 8, 2024

SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is entered into between SELLAS Life Sciences Group, Inc. (“Employer”) and Barbara Wood, and such individual’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Separation Agreement as “Employee”).

WHEREAS, the Employer and Employee are parties to a Severance Agreement dated December 19, 2018 (“Severance Agreement”) that provides certain benefits to Employee in the event Employer terminates Employee’s employment without “Cause” (as defined in the Severance Agreement) if Employee signs a separation agreement in the form provided by the Employer;

WHEREAS, all capitalized terms not defined in this Agreement shall have the same meaning as such terms have in the Severance Agreement;

WHEREAS, Employee’s employment with Employer will be ending on April 15, 2024 (“Separation Date”) as a result of termination without Cause;

WHEREAS, Employer wishes to provide Employee with Severance Payments in exchange for the mutual promises set forth herein in exchange for Employee signing this Separation Agreement; and

WHEREAS, Employee was provided with a copy of this Separation Agreement on the date that is written on the top of this Separation Agreement to consider the terms of same.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:

1.Consideration. In consideration for entering into this Separation Agreement and provided further that Employee signs the Release Agreement in the form attached as Exhibit A containing a general release of claims co-extensive and substantially similar with the release set forth in Paragraph 2 below to include a release of all claims through the Separation Date (the “Release Agreement”) on or within three (3) days of, but not before, the Separation Date, and does not thereafter revoke acceptance this Separation Agreement or the Release Agreement and

Employee complies with their terms and conditions, Employer will provide the following consideration:

a.Employer shall pay, to Employee, Severance Payments in equal semi-monthly installments over a period of 12 months following the Effective Date of the Release Agreement in an amount equal to: (i) Four Hundred Fifty-Five Thousand, Two Hundred, Sixty Dollars and Zero Cents ($455,260.00), representing twelve (12) months of Employee’s annual base salary then in effect as of the date Employee was provided with this Separation Agreement ($18,969.17 per semi-monthly check prior to standard employment-related withholdings and deductions), plus (ii) Fifty-Three Thousand, One Hundred, Thirteen Dollars and Sixty-Six Cents ($53,113.66), representing an amount equal to a pro-rated portion of Employee’s annual short-term incentive compensation at Employee’s target level (“Target Bonus”) for the year of 2024, without regard to whether the performance goals with respect to such Target Bonus have been established or met ($2,213.07 per semi-monthly check standard employment-related withholdings and deductions), less standard employment-related withholdings and deductions;

b.Provided Employee is eligible for and timely elects COBRA group health care insurance continuation coverage, Employer shall pay Employee’s COBRA premium until the earlier of: (i) the last calendar day of the 12th month anniversary following the month in which the termination of Employee’s employment occurred; or (ii) the end of the calendar month in which Employee becomes eligible to receive group health plan coverage under another employee benefit plan. After such time, Employee will be solely responsible for the full cost of Employee’s COBRA Premiums;

c.Employer shall allow Employee to keep the smartphone and the two laptop computers Employer issued to her, provided that, the Employer shall be permitted to delete all Employer documents and data from each device. The Employer shall not be responsible for the loss of any personal documents, data, or photographs that Employee has placed on the devices.

d.Employer shall cause the Sellas Life Sciences Group, Inc. 2017 Equity Incentive Plan and the 2023 Amended and Restated Equity Incentive Plan (collectively, the “Plan”) to extend to extend the deadline for Employee to exercise any stock options granted to her under the Plan, which is three months after the date her employment terminates under Section 4(g) of the Plan, to six months after the date her employment terminates.

e.Employer shall pay employee for her accrued, but unused, vacation in her final paycheck. As of the date Employee was provided this Separation Agreement, based upon the vacation carried over from 2023 and the amount of PTO that Employee will accrue from January 1, 2024 through the Separation Date, less Employee’s planned use of one (1) full day of PTO on the Separation Date, Employee will have a 10.6 day vacation balance. Based upon this, and subject to deduction for any further use of vacation prior to the Separation Date, employee will be paid a gross payment of Eighteen Thousand, Six Hundred Eighty-Three Dollars and Seventeen Cents ($18,683.17) for accrued, but unused vacation on her final paycheck, less standard employment-related withholdings and deductions.

2.     General Release of Claims by Employee.

a.Employee knowingly and voluntarily releases and forever discharges Employer and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, fiduciaries, trustees, officers, owners, principals, directors and agents thereof, both individually and in their business capacities, their employee benefit plans and programs, and their administrators and fiduciaries (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees, at law or in equity, as of the Effective Date of this Separation Agreement, including, but not limited to: (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment at Employer, the facts and circumstances of Employee’s employment, and the termination of Employee’s employment with Employer; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other wages or compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (vii) any claims arising under the National Labor Relations Act, 29 U.S.C. §151 et seq.; Section 215 of the Fair Labor Standards Act, 29 U.S.C. §215; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York Sick Leave Law; the New York Quarantine Leave Law, 2020 Sess. Law of N.Y. Ch. 25 (S. 8091); the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York City Human Rights Law, Title 8, Chapter 1 of the Administrative Code of the City of New York; the New York State Civil Rights Law, Civil Rights Law § 40 et seq.; the New York Equal Pay Law, Labor Law §§ 194-198; the New York Whistleblower Law, Labor Law §§ 740-741; Article 23-A of the New York Correction Law; the New York City Earned Safe and Sick Time Act; the New York Paid Family Leave Benefits Law; the New York occupational safety and health laws; the New York Labor Law; the New York wage hour and wage-payment laws; and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being explicitly released should not be construed to limit the general scope of this Release, and thus Employee knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date Employee executed this Separation Agreement, whether or not Employee is aware of them and whether or not any damage or injury has yet occurred.
b.This release specifically does not preclude claims: (i) to enforce the terms of this Separation Agreement; (ii) that cannot be released by law, such as claims for unemployment compensation benefits under the New York Unemployment Insurance Law or for workers’ compensation under New York State law; (iii) to any vested fringe benefit; (iv) to indemnification for claims brought against Employee by third parties arising from or relating to Employee’s performance of her duties to the Employer; or (v) claims for indemnification under Employer’s insurance policies.

c.This release does not waive any rights Employee may have with respect to grants of shares of the Employer’s stock or of options to purchase shares of the Employer’s stock. Employee’s rights upon termination of employment with respect to such grants will be governed by the Sellas Life Sciences Group, Inc. 2019 Equity Incentive Plan (the “Plan”) and any award agreement related to such grants.

d.No provision of this Separation Agreement should be read as preventing Employee from filing a charge or complaint or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, Equal Employment Opportunity Commission, the National Labor Relations Board, or a state or local fair employment practices agency. However, Employee acknowledges and agrees that Employee waives Employee’s right to recover monetary damages, of any kind, in connection with such investigation or proceeding arising from or in any way relating to Employee’s employment with or separation from Employer that may have arisen prior to Employee’s signing this Separation Agreement, other than in connection with any investigation or proceeding conducted by the Securities and Exchange Commission. Employee acknowledges that this Release prohibits Employee from pursuing any claims against Employer seeking monetary relief for Employee and/or as a representative on behalf of other employees who may have worked for the Releasees.

3.    Release by Employer. Employer knowingly and voluntarily releases and forever discharges Employee of and from any and all claims, known and unknown, asserted or unasserted, which Employer has or may have against Employee, at law or in equity, as of the Effective Date of this Separation Agreement. Notwithstanding the foregoing, nothing herein shall release or affect Employer’s claims concerning its rights under this Separation Agreement, or any act by Employee concerning intentional acts of Employee such as fraud, embezzlement, defamation, conversion and/or criminal conduct.

4.    No Consideration Absent Execution of this Separation Agreement and the Release Agreement. Employee understands and agrees Employee would not receive the monies and/or benefits specified in the “Consideration” paragraph above, except for Employee’s execution of and non-revocation of this Separation Agreement and the Release Agreement and the fulfillment of the promises contained therein.

5.    Covenant Not to Sue. A “covenant not to sue” is a legal term which means Employee promises not to file a lawsuit in court or arbitration against the Releasees. It is different from the release of claims contained in the “General Release of Claims by Employee” paragraph above. In addition to waiving and releasing the claims governed by the “General Release of Claims by Employee” paragraph above, Employee covenants and agrees never to sue Employer or any other Releasees based on any claim released by Employee under the “General Release of Claims by Employee” paragraph above of this Separation Agreement, except as provided in subsections “b” and “c” of the “General Release of Claims by Employee” paragraph herein.

6.    Acknowledgments and Affirmations. Employee acknowledges and affirms that:

a.Employee has not filed, caused to be filed, and is not currently a party to, any claim against Employer or the Releasees.

b.Other than for days worked in the present pay cycle in which the Separation Date falls, and monies which are promised pursuant to this Separation Agreement, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, except for any vested benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended under any retirement plan(s) of Employer, to which Employee may be entitled to in the future.

c.Employee has been granted and received any and all time off and leaves of absence (paid or unpaid) to which Employee may have been entitled during Employee’s employment, including but not limited to any leave to which Employee was entitled under federal, state or local leave or disability accommodation laws.

d.Employee has no known workplace injuries or occupational diseases that Employee has not already reported to Employer or Employer’s Workers’ Compensation insurance carrier.

e.Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

f.Employee’s waiver of rights and claims as herein provided is in exchange for payments and consideration in addition to anything of value to which Employee is already entitled.

g.Employee knowingly and voluntarily executes this Separation Agreement after having been provided with the opportunity to consult with an attorney prior to executing this Separation Agreement and without being coerced, pressured or influenced by any statement or representation or omission of any person acting on behalf of Employer.

h.At the time of considering or executing this Separation Agreement, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Employee is competent to execute this Separation Agreement, including the release of claims contained herein. Employee is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair Employee’s right or ability to waive all claims Employee may have against Employer.

7.    Confidentiality and Return of Property.

a.Employee covenants and agrees not to disclose any information regarding the underlying facts leading up to, or the existence or substance of this Separation Agreement or the Release Agreement, other than those required by law, except to Employee’s spouse or significant other, parent, or child, tax advisor, and/or an attorney with whom Employee chooses to consult with regarding Employee’s consideration of this Separation Agreement or the Release Agreement. Prior to such disclosure, Employee will advise the intended recipient of the confidentiality requirements of this paragraph and that disclosure of its terms may subject Employee to liability and that Employee must obtain assurances from the intended recipient that they agree to maintain the confidentiality of the information they will receive. This provision also does not prohibit any disclosure or statement relating to any proceeding to enforce the terms of this Separation Agreement or the Release Agreement.

b.Employee covenants and agrees that in exchange for receipt of confidential and proprietary information over the course of Employee’s employment with Employer, and in exchange for the consideration set forth herein, Employee will keep secret and forever retain in strictest confidence all confidential matters of Employer, and the “know-how” trade secrets (which means the whole or any part or phase of any technical information, design, process, program, procedure, formula or improvement of Employer), employee lists, member lists, donor lists, client lists, subcontractor or consultant contracts, policies, operational methods, marketing plans or strategies, project development, acquisition or bidding techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, source code, inventions and research projects of Employer learned by Employee heretofore and hereafter, unless such information is generally available to the public without restriction or Employee is under compulsion of a court order or a governmental agency’s or authority’s inquiry, order or request to so disclose such information. Employee acknowledges that the type and periods of restriction imposed in this paragraph are fair and reasonable and are reasonably required for the protection of the proprietary information of Employer and the goodwill associated with the business of Employer.

c.For the avoidance of any doubt, Paragraph 3(b)(i) of the Employment Covenants Agreement between Employee and Employer signed by Employee on November 23, 2021does not preclude Employee from accepting employment with any employer.

d.Employee is required to return to Employer all of Employer’s property and confidential and proprietary information on or before the Separation Date, and Employee may not retain copies of such records, documents or papers. The property that Employee must return to Employer includes but is not limited to:

i.One (1) standing desks/laptop stands; and
ii.Apple iPad and case.

Beyond the two (2) Microsoft Surface Pro Laptops and the cellphone that Employer is permitting Employee to retain as consideration for the releases contained in this Separation Agreement, Employee need not return the following Employer provided and owned equipment to Employer: computer monitor in [***], printer in [***], printer in [***], HDMI cord, mouse in [***], tablet stand, and two (2) phone chargers.

e.     Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Separation Agreement, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.

8.     Non-Disparagement. Employee agrees not to make or publish written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation, or goodwill of Employer. This prohibition applies to statements made privately and publicly, and whether by electronic, written or oral means, in person, by phone, by voicemail, by text message, by email and by any other electronic means, including on the internet via a blog post or comment, vlog, instant message, video, any online conversation, and on any social media sites or applications, including but not limited to Facebook (including Facebook Messenger), Twitter, Instagram, Snapchat, Glassdoor, LinkedIn, YouTube, Vimeo, Reddit, Pinterest, Tumblr and TikTok. In response to any request for employment references, Employer will confirm Employee’s job title(s) and dates of employment. Employer agrees that it will direct all Board members and Angelos Stergiou, John Burns, Andrew Elnatan, Dragan Cicic and Stacy Yeung not to make or publish written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Employee.

9.    Remedies For Breach.

a.Employee acknowledges and agrees that any breach of the “Confidentiality and Return of Property” and “Non-Disparagement” paragraphs above may cause Employer irreparable injury for which there is no adequate remedy at law. Accordingly, Employee agrees that, in the event of any such breach or any threatened breach of these provisions by Employee, directly or indirectly, Employer shall be entitled, in addition to any and all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent a breach under the provisions of this Separation Agreement, without posting of any bond or other security and without proof of any actual damages that have been or may be caused by such actual or threatened breach.

b.If Employee files a claim released by this Agreement, Employer will have the right, in addition to all other legal and equitable remedies which may be available, to recover or discontinue immediately all further payments or benefits provided in this Separation Agreement, in addition to all reasonable costs and attorneys’ fees incurred by Employer in dismissing the released claim and obtaining enforcement of the release in this Agreement.

10.    Consideration Period, Revocation Period & Effective Date.

a.Employee has twenty-one (21) days to consider this Separation Agreement (“Consideration Period”). Employee acknowledges and agrees that any modifications, material or otherwise, made to this Separation Agreement do not restart or affect in any manner the Consideration Period. Employee may sign this Separation Agreement prior to the expiration of the Consideration Period (but under no circumstances prior to the Separation Date), but if Employee does so, Employee knowingly and voluntarily waives any and all claims that such action or inaction would affect the validity of this Separation Agreement.

b.Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) calendar days following the day Employee executes this Separation Agreement by stating Employee’s desire to revoke in writing and, on or before the seventh day after execution, and e-mailing said writing to Employer’s counsel, Amanda M. Fugazy, Esq., at afugazy@egsllp.com. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

c.This Separation Agreement shall be effective on the eighth (8th) day after Employee’s execution of this Separation Agreement if not revoked prior to that date (“Effective Date”).

11.    Future Cooperation. Employee agrees to reasonably cooperate with Employer in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment, including, without limitation, in transitioning Employee’s job duties to other Employer employees, the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against Employer and any claims or actions against its past, present or future officers, directors and employees, including after the Separation Date. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, at reasonable times and after reasonable notice, to meet with Employer regarding matters in which Employee was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discovery or trial); to provide affidavits; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting Employer. Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this paragraph. Employer agrees that Employee’s future cooperation shall be subject to accommodations that will avoid or minimize disruption of Employee’s personal and professional obligations. When possible, Employee will be provided seven (7) days advanced written notice of any action which requires Employee’s participation. Within the first twelve (12) months of the Separation Date, should Employee’s cooperation be needed, Employer will compensate Employee for her cooperation at a rate of three hundred dollars ($300) per hour; for cooperation after the one year anniversary of the Separation Date, Employer will compensate Employee at the rate of six hundred dollars ($600) per hour. Employee further agrees that should Employee be contacted (directly or indirectly) by any person or entity adverse to Employer, Employee shall promptly notify Employer of such contact in writing.

12.    Release Agreement. Employee agrees to execute and deliver the Release Agreement within three (3) days of, but not before, the Separation Date, in the form attached as Exhibit A hereto, containing a general release of claims co-extensive and substantially similar to the release set forth in the “General Release of Claims by Employee” provision above, to include a release of all claims through the Separation Date

13.     Governing Law. This Separation Agreement and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions, with the exception of the “Resolution of Disputes” provision below, which shall be governed solely by the Federal Arbitration Act.

14.     Severability and Reformation. Employee and Employer acknowledge that the provisions of this Separation Agreement and the Release Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, Employee and Employer agree that: (i) if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision and so that such provision may be enforced to the fullest extent of the law or, to the extent that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Separation Agreement; and (ii) if the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

15.    Amendment. Except as provided in the preceding paragraph, this Separation Agreement and the Release Agreement may not be amended except upon express written consent of both parties wherein specific reference is made to this Separation Agreement. Any delay or omission by Employer in exercising any right under this Separation Agreement and the Release Agreement will not operate as a waiver of that or any other right.

16.    Resolution of Disputes. All disputes arising under this Separation Agreement and the Release Agreement shall be resolved by final and binding arbitration in accordance with the terms of Section “4” of the Severance Agreement.

17.    Nonadmission of Wrongdoing. The parties agree that neither this Separation Agreement nor the Release Agreement, nor the furnishing of the consideration for this Separation Agreement or the Release Agreement, shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

18.    Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto as to the subject matter herein, and fully supersedes any prior agreements or understandings between the parties, except for the Employment Covenants Agreement between Employee and Employer signed by Employee on November 23, 2021, which shall remain in full force and effect as clarified in Paragraph 7(c) herein.

19.    Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement.

20.    Legal Fees. Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and finalizing of this Separation Agreement.

21.    Counterparts and Electronic Signatures. This Separation Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart, and further that electronic signatures or signatures made or transmitted electronically shall be treated as originals for the purposes of this Separation Agreement.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD 21 DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND HAS BEEN ADVISED THAT EMPLOYEE MAY CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS SEPARATION AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS SEPARATION AGREEMENT FREELY AND KNOWINGLY. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES NEVER TO SUE EMPLOYER OR ANY OTHER RELEASEES BASED ON ANY CLAIM RELEASED IN THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

/s/ Barbara Wood
Barbara Wood
Date:	March 27, 2024

SELLAS Life Sciences Group, Inc.

By:	/s/ Angelos M. Stergiou
Angelos M. Stergiou, MD, ScD h.c.
President & Chief Executive Officer
Date:	March 27, 2024

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement is hereby entered into between SELLAS Life Sciences Group, Inc. (the “Employer”), and Barbara, such individual’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”). Employer and Employee are hereinafter collectively referred to as the “Parties.”

WHEREAS, the Parties previously entered into a Separation Agreement and General Release (the “Separation Agreement”) detailing the terms of Employee’s separation from Employer (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Separation Agreement);
WHEREAS, this Release Agreement formed part of the Separation Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Separation Agreement; and

WHEREAS, pursuant to the Separation Agreement, Employee agreed to execute and deliver to Employer this Release Agreement containing a release of claims co-extensive and substantially similar to the release set forth in the “General Release of Claims by Employee” provision of the Separation Agreement, to include the period between the execution of the Separation Agreement and the Separation Date, as set forth in the Separation Agreement.

NOW THEREFORE, for good and valuable consideration, the Parties hereby agree to the following:

1.Employee will maintain the terms of this Release Agreement as confidential to the extent practicable and as permitted by law; provided, however, that (i) Employee may disclose the terms of this Release Agreement to Employee’s spouse or significant other, parent, or child and to Employee’s attorneys, accountants, financial or tax advisors, and (ii) nothing in this Paragraph is intended to prohibit Employee from providing truthful information to any governmental agency, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law or to the extent necessary to enforce the terms of this Release Agreement.

2.Employee knowingly and voluntarily releases and forever discharges Employer and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, trustees, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the Effective Date of this Release Agreement, including, but not limited to, (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment at Employer, the facts and circumstances of Employee’s employment, and the termination of Employee’s employment with Employer; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii)

any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (vii) any claims arising under Section 120 of New York Worker's Compensation law; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York Sick Leave Law; the New York Quarantine Leave Law, 2020 Sess. Law of N.Y. Ch. 25 (S. 8091);the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York City Human Rights Law, Title 8, Chapter 1 of the Administrative Code of the City of New York; the New York State Civil Rights Law, Civil Rights Law § 40 et seq.; the New York Equal Pay Law, Labor Law §§ 194-198; the New York Whistleblower Law, Labor Law § 740; the New York City Earned Safe and Sick Time Act; the New York Paid Family Leave Benefits Law; the New York occupational safety and health laws; the New York Labor Law; the New York wage hour and wage-payment laws; and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. Employee knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date hereof, whether or not Employee is aware of them and whether or not any damage or injury has yet occurred.

a.This release specifically does not preclude claims: (i) to enforce the terms of this Release Agreement or the Separation Agreement; (ii) that cannot be released by law, such as claims for unemployment compensation benefits under the New York Unemployment Insurance Law or for workers’ compensation under New York State law; (iii) to any vested fringe benefit; (iv) to indemnification for claims brought against Employee by third parties arising from or relating to Employee’s performance of her duties to the Employer; or (v) claims for indemnification under Employer’s insurance policies.

b.This release does not waive any rights Employee may have with respect to grants of shares of the Employer’s stock or of options to purchase shares of the Employer’s stock. Employee’s rights upon termination of employment with respect to such grants will be governed by the Sellas Life Sciences Group, Inc. 2019 Equity Incentive Plan (the “Plan”) and any award agreement related to such grants.

3.No provision of this Release Agreement should be read as preventing Employee from filing a charge or complaint or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or a

state or local fair employment practices agency. Employee acknowledges and agrees that Employee waives Employee’s right to recover monetary damages, of any kind, in such investigation or proceeding arising from or in any way relating to Employee’s employment with or separation from Employer that may have arisen prior to Employee’s signing this Release Agreement. Employee acknowledges that this Release prohibits Employee from pursuing any claims against Employer seeking monetary relief for Employee and/or as a representative on behalf of others.

4.Employee affirms that Employee has returned to Employer all documents, data, equipment, product samples and materials held or used by Employee, and that is or was related to Employee’s employment with Employer as outlined in the Separation Agreement.

5.Employee acknowledges that before entering into this Release Agreement, Employee has had the opportunity to consult with an attorney. Employee further acknowledges that Employee has entered into this Release Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Release Agreement or the Separation Agreement other than the express terms as set forth in each agreement. Employee further acknowledges that Employee has read this Release Agreement and understands all of its terms, including the waiver and release of claims set forth above. Employee further acknowledges that Employee has been afforded more than twenty-one (21) days to consider this Release Agreement before signing and returning it.

6.Employee must sign this Agreement and return it to Nancy Ecklund, on the Separation Date or within three (3) business days thereafter. Under no circumstances is Employee to sign or return the Release Agreement prior to the Separation Date.

7.Employee may revoke this Release Agreement on or before the seventh (7th) day following the date on which Employee signs this Release Agreement (“Revocation Period”), and upon revocation, this Release Agreement will not become effective or enforceable. In order for Employee to revoke this Release Agreement, Employee must deliver such revocation in writing via email to Employer’s counsel, Amanda M. Fugazy, Esq., at afugazy@egsllp.com. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the state Employee works, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

8.If Employee revokes Employee’s acceptance of this Release Agreement, Employee understands and agrees that Employee shall not be entitled to the Consideration outlined in the Separation Agreement.

9.This Release Agreement shall become effective on the eighth (8th) day after Employee signs this Release Agreement (the 8th day after Employee signs this Release Agreement is referred to as the “Effective Date”).

10.This Release Agreement may not be modified except in writing, signed by Employee and by a duly authorized officer of Employer. Any delay or omission by Employer in exercising any right under this Release Agreement will not operate as a waiver of that or any other right. This Agreement shall be binding upon Employee’s heirs and personal representatives, and the successors and assigns of Employer.

11.This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.This Release Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or is made or affixed electronically, such signature shall create a valid and binding obligation of the Party executing, with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS TO CONSIDER THIS RELEASE AGREEMENT AND HAS BEEN ADVISED THAT EMPLOYEE MAY CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS RELEASE AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT FREELY AND KNOWINGLY. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES NEVER TO SUE EMPLOYER OR ANY OF OTHER RELEASEES BASED ON ANY CLAIM RELEASED IN THIS RELEASE AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release Agreement as of the date set forth below:

Barbara Wood
Date:

SELLAS Life Sciences Group, Inc.

By:
Angelos M. Stergiou, MD, ScD h.c.
President & Chief Executive Officer
Date: